EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 33-98518 and 33-98516) of LSB Financial Corp. of our Report of Independent Registered Public Accounting Firm, dated January 23, 2004, on the consolidated statement of income, changes in shareholders’ equity and cash flows of LSB Financial Corp. for the year ended December 31, 2003, which report is included in Form 10-K of LSB Financial Corp. for the year ended December 31, 2005.

Crowe Chizek and Company LLC

Indianapolis, Indiana
March 29, 2006